Exhibit 21.01

BIGLARI HOLDINGS INC.

Subsidiaries	Jurisdiction of Incorporation or Organization
First Guard Insurance Company	Arizona
1st Guard Corporation	Florida
Maxim Inc.	Delaware
Steak n Shak Inc	Indiana
Western Sizzlin Corporation	Delaware